UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2007 (July 25, 2007)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement

In connection with the completion of the previously-announced acquisition (directly and through the acquisition of certain equity interests) of the energy-related businesses of the Davison family of Ruston, Louisiana, Genesis Energy, L.P. entered into the following agreements with several entities owned and controlled by the Davison family on July 25, 2007:

•	Amendment No. 1 to the Contribution and Sale Agreement.

•	Registration Rights Agreement.

•	Unitholder Rights Agreement.

•	Pledge and Security Agreement.

Additionally we entered into the First Amendment to Credit Agreement and Guarantee and Collateral Agreement with our lenders.

Amendment No. 1 to the Contribution and Sale Agreement

We entered into the Amendment No. 1 to the Contribution and Sale Agreement to clarify certain provisions and amend certain provisions of the Contribution and Sale Agreement dated April 25, 2007. The significant provisions of the amendment include:

•	Adjustment of the purchase price from $560 million to $563 million.

•	Clarification that the number of common units to be issued to the Davison unitholders is 13,459,209 units, representing consideration of $280 million at $20.8036 per unit.

•	Clarification that the remaining portion of the purchase price would be paid in cash, and that working capital and other purchase price adjustments would be paid in cash.

•	Agreement by the Davison unitholders to waive and forfeit payment of the August 2007 distribution to be paid to our common unitholders.

Registration Rights Agreement

The Davison unitholders hold approximately 48% of Genesis’ outstanding common units and have registration rights with respect to their common units. These rights include the following provisions:

•	The right to require us to file a Form S-3 Shelf Registration, if we are eligible;

•	The right to demand five registrations of their units, one per calendar year, with unlimited piggyback on other unit registrations; and

•	Our agreement not to grant registration rights to any third parties with priority over the Davison unitholders.

•

The Davison unitholders have agreed to specified restrictions on the sale and transfer of the units they received in consideration of this acquisition. The Davison unitholders cannot sell any of the units issued as consideration except that portion provided below (subject to certain exceptions):

At closing	20%
12 months after closing	20
18 months after closing	20
24 months after closing	30
36months after closing	10

100%

Unitholder Rights Agreement

We have agreed to call a special meeting of our unitholders as soon as practicable, but no later than 120 days from July 25, 2007. We have agreed to use our commercially reasonable efforts to solicit unitholder approval of an amendment to our partnership agreement that would allow the Davison unitholders to vote on all matters on which unitholders have a right to vote, other than matters related to the succession, election, removal, withdrawal, replacement or substitution of our general partner. Currently our partnership agreement prohibits voting by unitholders beneficially owning than 20% of our outstanding units on the record date for determining which unitholders have a right to vote.

Pledge and Security Agreement

The Davison unitholders have granted to us a lien on 5,383,684 units, or 40% of the units they received as consideration, to secure their indemnification obligations under the Contribution and Sale Agreement. On July 24, 2009, 4,037,763 of these units will be released, with the remaining 1,345,921 units released on July 26, 2010.

First Amendment to the Credit Agreement and Guaranty and Collateral Agreement

We also amended our existing $500 million Senior Secured Revolving Credit Agreement dated November 15, 2006 between Genesis Crude Oil, L.P. and a syndicate of lenders. The amendment increased the committed amount under our facility from $125 million to $500 million, of which a maximum of $100 million may be used for letters of credit. The committed amount represents the amount the banks have committed to fund pursuant to the terms of the credit agreement. The remaining significant terms of the credit agreement did not change.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 25, 2007, Genesis Energy, L.P. completed the acquisition of the assets of businesses engaged in five energy- related segments from several entities owned and controlled by the Davison family of Ruston, Louisiana. The Davison family has conducted energy-related transportation businesses in Ruston since 1937. The businesses acquired from the Davison family include:

•

Refinery services business – The refinery service business operates as a third-party contractor to provide the service of processing sour gas streams to remove sulfur at more than a dozen refining operations, located primarily in Louisiana, Texas and Arkansas. This business is operated under the name of TDC, L.L.C.

•

Petroleum products marketing business – The wholesale marketing of petroleum products business sells a variety of petroleum products to paper mills, utilities and other customers for use as fuels in their operations. This business has been operated under the name Davison Petroleum Products.

•

Terminal business – The terminal business operates terminals for the storage and blending of refined petroleum products in north Louisiana and Mississippi. Each of the terminals is connected to multiple transportation modes. This business has been operated under the names Davison Terminal Services, Sunshine Oil and Storage and Red River Terminals.

•

Trucking business – The trucking business operates a fleet of approximately 250 tractors and over 500 trailers under the name Davison Transport. The fleet, in addition to third-party carriage, supports the operations of the refinery services, petroleum products marketing and terminal businesses.

•

Fuel procurement business – The fuel procurement business provides fuel procurement and delivery logistics management services to wholesale and retail customers in more than 35 states nationwide. This business is operated under the name of Fuel Masters, LLC.

The total consideration for the transaction was $563 million, subject to adjustment. Approximately one-half of the consideration was paid with 13,459,209 of our common units, issued at a value of $20.8036 per unit for a total value of $280 million. The remainder of the purchase price of $283 million, adjusted for purchase price adjustments and estimated working capital of an additional $35.1 million was paid in cash, funded through our Senior Secured Revolving Credit Agreement.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As a result of the transaction with the Davison family, we increased the commitment amount under our Senior Secured Revolving Credit Agreement from $125 million to $500 million. See description in Item 1.01 above.

Item 3.02.	Unregistered Sales of Equity Securities

On July 25, 2007, we issued 13,459,209 of our common units to entities owned and controlled by the Davison family. The units were issued at a value of $20.8036 per unit, for a total value of $280 million as a portion of the consideration for the acquisition of the energy-related business of the Davison family. See description in Item 1.01 above. Additionally, our general partner exercised its right to maintain its proportionate share of our outstanding common units by purchasing 1,074,882 common units from us for $22.4 million cash, or $20.8036 per common unit. As a result of this purchase, the general partner will continue to hold 7.4% of our outstanding common units. These sales of common units by us were completed on July 25, 2007 and were exempt from registration under the Securities Act of 1933 by reason of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Pursuant to the Unitholder Agreement executed on April 25, 2007, the Davison unitholders have the right to designate up to two directors to the Board of Directors of our general partner, depending on their continued level of ownership in us. If the Davison unitholders hold 35% or more of our outstanding common units, they may designate two directors to our general partner’s board. If they hold more than 10% but less than 35% of our outstanding common units, they may designate one director. If their percentage ownership in our common units drops below 10%, the Davison unitholders have no rights to designate directors. With the completion of the acquisition, the Davison unitholders hold approximately 48% of our outstanding common units.

On July 25, 2007, the Davison unitholders designated James E. Davison and James E. Davison, Jr. to be directors of our general partner, and they were appointed to the Genesis Energy, Inc. Board of Directors on that date. As discussed in Items 1.01 and 2.01 above, the Davison family sold its business to us receiving cash and common units, and entering into several agreements with us.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

The financial statements of the combined Davison businesses, Fuel Masters, LLC and TDC, L.L.C. that are required to be filed will be filed by amendment not later than 71 calendar days after the date this report was required to be filed.

(b)	Pro forma financial information.

Pro forma financial information that is required to be filed will be filed by amendment not later than 71 days after the date this report was required to be filed.

(c)	Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

10.1	Contribution and Sale Agreement by and among Davison Petroleum Products, L.L.C., Davison Transport, Inc., Transport Company, Davison Terminal Service, Inc. Sunshine Oil & Storage, Inc., T&T Chemical, Inc. Fuel Masters, LLC, TDC L.L.C. and Red River Terminal, L.L.C. dated April 25, 2007.

10.2	Amendment No. 1 to the Contribution and Sale Agreement dated July 25, 2007

10.3	Registration Rights Agreement

10.4	Unitholder Rights Agreement

10.5	Pledge and Security Agreement

10.6	First Amendment to Credit Agreement and Guarantee and Collateral Agreement dated as of July 25, 2007 among Genesis Crude Oil, L.P., Genesis Energy, L.P. and the Lenders, Issuing Banks and Guarantors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)
	By:	GENESIS ENERGY, INC., as General Partner

Date: July 31, 2007	By:	/s/ ROSS A. BENAVIDES
Ross A. Benavides Chief Financial Officer